NEWS RELEASE

FOR IMMEDIATE RELEASE
                                                           Contact:
                                                           Elwood F. Winn
                                                           President and CEO
                                                           920-208-4100
                                                           ewinn@shopthepig.com


             FRESH BRANDS REPORTS THIRD QUARTER SALES AND EARNINGS;
                      DECLARES FOURTH QUARTER CASH DIVIDEND
          Company Revises Guidance on Current Year's Expected Earnings


SHEBOYGAN, Wis., October 24, 2002.... Fresh Brands, Inc. (Nasdaq: FRSH) today reported results for its third quarter ended October 5, 2002.

Net sales for the third quarter of 2002 were $141.9 million, compared to last year's third quarter sales of $144.0 million. Net earnings for the third quarter were $1.44 million, compared to restated but unaudited net earnings of $1.49 million for the same period in 2001. Diluted earnings per share for the third quarter of 2002 were $0.28, compared to restated but unaudited diluted earnings per share of $0.29 for the same period of 2001.

"Same store sales declined 1% in the third quarter of 2002 from the same period of the prior year due to continuing competitive activity in some markets and partly due to the impact of the opening of our new prototype store in Sheboygan in last year's third quarter," said Elwood F. Winn, president and chief executive officer of Fresh Brands. "However, despite the decrease in sales, we were able to improve our gross margin slightly through successful management of promotional programs." Due to the continuing competitive activity and the impact of the sluggish economy, the company anticipates sales to be flat to modestly down in the fourth quarter of 2002.

"The grand opening of our state-of-the-art store gave a significant boost to sales during the 2001 period, making last year's quarter a tough act to follow, particularly considering the current economy and competitive environment," Winn said. "We are still very pleased with the strong ongoing performance of our prototype store, which continues to outperform our expectations."

Fresh Brands Reports Third Quarter Sales and Earnings
October 24, 2002
Page 2


Winn stated that earnings were negatively impacted in the quarter by a special one-time assessment from an employee health benefits fund of $166,000 and special accounting and legal fees of $200,000 related to the previously announced restatement of earnings for a combined after-tax impact of $0.04 per diluted share. The Illinois United Food and Commercial Workers Health Benefits Fund assessed the company for its portion of a short-fall in plan assets in a health and accident insurance plan that covers Fresh Brands' union employees at the company's stores in Illinois.

Given the special assessment, the potential for continuing cost pressures, and the expectation for flat or declining fourth quarter sales, Winn said the company now expects 2002 earnings per share, barring any additional unforeseen circumstances, to be $0.02 to $0.03 below the previously announced earnings guidance range of $1.53 to $1.58. "This is an increase from restated but unaudited earnings of $1.45 in 2001," he said.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter of 2002 was $4.6 million, compared to restated EBITDA of $4.7 million in the same period of 2001. As a percent of sales, EBITDA for the third quarter was 3.2%, compared to 3.3% for the same period in 2001.

Retail sales for the third quarter of 2002 were $69.7 million, compared to $72.8 million in the third quarter of 2001. Net wholesale sales for the third quarter of 2002 were $72.2 million, compared to net wholesale sales of $71.2 million in the third quarter of last year.

For the first three quarters of 2002, net sales were a record $472.9 million, a 10.4% increase over sales of $428.5 million in the first three quarters of last year.

Net earnings for the first three quarters of 2002 were $5.3 million, a 3.5% increase over restated but unaudited net earnings of $5.1 million for the same period in 2001. Diluted earnings per share for the first three quarters of 2002 were $1.00, a 4.2% increase over restated but unaudited diluted earnings per share of $0.96 for the same period of 2001.

Fresh Brands Reports Third Quarter Sales and Earnings
October 24, 2002
Page 3


Winn indicated that the gross margin for the third quarter of 2002 increased to 19.9% compared to 19.7% for the same period last year, reflecting a change in the mix of sales. "We anticipate the fourth quarter gross margin will be at a similar level," Winn said.

Operating expenses for the third quarter, as a percent of sales, were 17.9%, compared to 17.8% in the same period of 2001. Operating expenses, as a percent of sales, were 17.6% in the first three quarters of 2002 compared to 16.1% for the same period in 2001.

During the third quarter of 2002, the company repurchased 19,000 shares of its common stock at an aggregate price of $303,000. For the year, the company has repurchased 104,000 shares at an aggregate price of $1.8 million. At the end of the quarter, $5.1 million remained available from the increased share repurchase authorization of $30 million approved by the company's Board in August, 2002.

Winn indicated that due to the success of the company's popular "circular" prototype design, elements of the design are being incorporated in most of the replacement stores presently under construction or in the planning stages. Two corporate stores slated for opening in 2003 will be designated "Piggly Wiggly Fresh Market Circle" stores, which is the new name for the circular prototype design. "In the remaining months of 2002, we anticipate opening our 101st store, a new market franchised store in Oostburg, Wis., as well as opening new franchised replacement stores in West Bend and Howard, Wis.," Winn said. "In 2003, we plan to open our 102nd store, a new corporate store in Kenosha, Wis., which will be our second `Piggly Wiggly Fresh Market Circle' store; expanded and renovated franchised stores in Mosinee, Cross Plains, and Mayville, Wis.; new franchised replacement stores in Omro, Union Grove, and Juneau, Wis.; and, our Northgate store, a corporate replacement store in Sheboygan that will be our third `Piggly Wiggly Fresh Market Circle' store."

As previously reported, the company has preliminarily restated its prior three fiscal years of financial statements. The attached consolidated statements of earnings for the third quarter and for the first three quarters of 2001 have been restated, but as yet are unaudited. The restatement reduced previously reported net earnings in 2001's third quarter by $45,000 or $0.01 per diluted share and previously reported first three quarters net earnings by $115,000 or $0.02 per diluted share.

Fresh Brands Reports Third Quarter Sales and Earnings
October 24, 2002
Page 4


Separately, the company also announced that its Board of Directors has declared a regular fourth quarter cash dividend of $0.09 per share, payable November 22, 2002, to shareholders of record November 8, 2002.

As a follow-up to this release, Fresh Brands will host a conference call today, at 1:00 p.m. CDT (2:00 p.m. EDT). The call can be accessed by dialing 1-888-810-3141 (passcode is "EWinn"; leader is Mr. Elwood Winn). The call will be available for replay through Thursday, October 31, 2002, by dialing 1-800-925-2387.

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly(R) and Dick's(R) Supermarkets brands. Fresh Brands currently has 73 franchised supermarkets, 27 corporate-owned stores, two distribution centers and a centralized bakery/deli production facility. Stores are located throughout Wisconsin and northern Illinois. For more information, please visit the company's corporate Web site: www.fresh-brands.com.


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company believes, anticipates, expects or words of similar import. Similarly, statements that describe the company's future plans, objectives, strategies or goals are also forward-looking statements. Specifically, forward-looking statements include the company's statements about its (1) fiscal 2002 earnings expectations; (2) fourth quarter same-store sales and gross margin; and (3) plans to remodel existing supermarkets, open additional corporate supermarkets and convert existing supermarkets to franchise supermarkets. Such forward-looking statements are subject to certain risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited, to the following: (1) the cost and results of the company's new business information technology systems replacement project; (2) the presence of intense competitive market activity in the company's market areas, including competition from warehouse club stores and deep discount supercenters; (3) the company's ability to identify and develop new market locations and/or acquisition candidates for expansion purposes; (4) the company's continuing ability to obtain reasonable vendor marketing funds for promotional purposes;
(5) the company's ability to continue to recruit, train and retain quality franchise and corporate retail supermarket operators; (6) the potential recognition of repositioning charges resulting from potential closures, conversions and consolidations of retail supermarkets due principally to the competitive nature of the industry and to the quality of the company's retail supermarket operators; (7) the final cost and results of, and the diversion of management's time and attention in connection with, its financial statement restatements; and (8) the company's ability to integrate and assimilate the acquisition of Dick's Supermarkets, Inc. and to achieve, on a timely basis, the company's anticipated benefits and synergies thereof. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this release and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


                                    - more -

Fresh Brands Reports Third Quarter Sales and Earnings
October 24, 2002
Page 5

                                                      Fresh Brands, Inc.
                                              Consolidated Statement of Earnings
                                                         (unaudited)
                                                       For the 12-weeks ended                     For the 40-weeks ended
                                               ------------------------------------      ------------------------------------

                                               October 5, 2002      October 6, 2001      October 5, 2002      October 6, 2001
                                               ---------------      ---------------      ---------------      ---------------

Net sales..............................      $    141,860,000     $    144,042,000     $    472,920,000     $    428,543,000

Costs and expenses:

  Cost of products sold................           113,688,000          115,721,000          379,694,000          351,153,000

  Selling and administrative expenses..
                                                   23,574,000           23,612,000           77,429,000           63,929,000

  Depreciation and amortization........             1,829,000            1,976,000            5,885,000            4,979,000

  Interest

  Interest expense.....................               427,000              341,000            1,362,000              876,000

  Interest income......................                (2,000)             (16,000)             (39,000)            (600,000)
                                             -----------------    -----------------    -----------------    -----------------

     Total costs and expenses..........           139,516,000          141,634,000          464,331,000          420,337,000


Earnings before income taxes                        2,344,000            2,408,000            8,589,000            8,206,000

Income taxes...........................               901,000              918,000            3,323,000            3,120,000
                                             ----------------     ----------------     ----------------     ----------------

Net earnings...........................      $      1,443,000     $      1,490,000     $      5,266,000     $      5,086,000


Earnings per share - basic.............      $           0.28     $           0.30     $           1.02     $           0.96

Earnings per share - diluted...........      $           0.28     $           0.29     $           1.00     $           0.96


Weighted average shares outstanding:

  Basic................................             5,143,000            5,033,000            5,161,000            5,274,000

  Diluted..............................             5,207,000            5,097,000            5,249,000            5,304,000


EBITDA.................................      $      4,598,000     $      4,709,000     $     15,798,000     $     13,461,000

EBITDA as a percent of sales...........                 3.24%                3.27%                3.34%                3.14%


Cash dividends per share of
    common stock.......................      $           0.09     $           0.09     $           0.27     $           0.27

Notes to Consolidated Financial Statements

In accordance with guidance under Emerging Issues Task Force No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of Vendor Products," certain 2001 amounts previously reported have been reclassified to conform to the 2002 presentation.

Although EBITDA is used as a measurement tool used to evaluate company performance, it is not intended to be an alternative to performance measures under generally accepted accounting principles.

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